Exhibit 10.1

AMENDMENT TO AGREEMENTS

This Amendment to Agreements  (the “Amendment”) is made this 6th day of October, 2016, by and between CLS Holdings USA, Inc., a Nevada corporation (the “Company”) and Old Main Capital, LLC, a Florida limited liability company (the “Investor”).

WHEREAS, on March 18, 2016, the Company and the Investor entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), pursuant to which the Investor agreed to purchase up to $555,555 in principal amount of original issue discount 10%  convertible promissory notes (the “10% Notes”) from the Company in up to five tranches as set forth therein;

WHEREAS, on March 18, 2016, the Company executed an 8% convertible promissory note (the “8% Note”) in favor of the Investor as a commitment fee for the Investor’s agreement to provide certain equity line financing to the Company;

WHEREAS, on March 18, 2016, the Company and the Investor entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company agreed to register the re-sale of the shares of its common stock underlying the 10% Notes and the 8% Note, including shares of common stock that might be issued to pay interest on the 10% Notes and 8% Note, pursuant to a registration statement (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”);

WHEREAS, on April 18, 2016, the Company and the Investor entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”), pursuant to which the Investor agreed to provide an equity line of financing to the Company in the maximum amount of $4,000,000 over a period of 24 months (the Securities Purchase Agreement, 10% Notes, 8% Note and Equity Purchase Agreement are collectively referred to as the “Agreements”);

WHEREAS, the Company has filed the Registration Statement with the SEC as required by the Registration Rights Agreement, but such Registration Statement has not yet been declared effective; and

WHEREAS, the parties now desire to amend the terms of the Agreements in certain respects and cause the Company to withdraw from the Registration Statement the re-sale of the shares of its common stock underlying the 10% Notes and the 8% Note with the expectation  that such changes will result in the prompt effectiveness of the Registration Statement.

NOW THEREFORE, in consideration of the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.
Amendments to Securities Purchase Agreement. The Securities Purchase Agreement shall be amended to delete the Company’s obligation to register the Registrable Securities (as defined therein) and to reduce the aggregate amount of 10% Notes to be issued thereunder from $555,555 to $333,333, which the Company and the Investor acknowledge have already been issued.  Additionally, the reference to “Transaction Documents” in Section 5.19 of the Securities Purchase Agreement shall be replaced with “Notes”.

2.
Amendments to 10% Notes. The interest rate on the 10% Notes shall be increased from 10% to 15% effective August 1, 2016. Also, effective September 1, 2016, the amortization and installment payment schedule in the 10% Notes shall be amended to commence thirty calendar days after the date that the initial Amortization Payment (as defined in the 10% Notes) was required to be paid.  The Investor shall have the right, in its sole discretion, to waive an Amortization Payment under the 10% Notes, provided that any Amortization Payment waived by Investor shall automatically be added to the end of the amortization and installment payment schedule.  Finally, the Investor shall be prohibited from delivering a Notice of Conversion (as defined in the 10% Notes) with respect to the 10% Notes, to the Company, at any time after Investor’s receipt from the Company of any Put Notice (as defined in the Equity Purchase Agreement, as amended on the date hereof) and before the first trading day immediately following the closing associated with the respective Put Notice.

3.
Amendment to 8% Note. Effective September 1, 2016, the amortization schedule attached to the 8% Note shall be amended to commence at the earlier of (i) one hundred and twenty calendar days from the date of this Amendment or (ii) the effectiveness of the Registration Statement.  Finally, the Investor shall be prohibited from delivering a Notice of Conversion (as defined in the 8% Note) with respect to the 8% Note, to the Company, at any time after Investor’s receipt from the Company of any Put Notice and before the first trading day immediately following the closing associated with the respective Put Notice.

4.
Amendments to Registration Rights Agreement. The Registration Rights Agreement shall no longer apply to the Securities Purchase Agreement, the 10% Notes or the 8% Note and the applicable definitions, including the definition of “Registrable Securities,” shall be amended to apply only to the common stock to be issued under the Equity Purchase Agreement, as amended. Section 2(d) of the Registration Rights Agreement, which addresses liquidated damages, shall be deleted in its entirety.

5.
Amendments to Equity Purchase Agreement.  The Equity Purchase Agreement shall be amended, effective as of the date hereof, pursuant to that Amendment to Equity Purchase Agreement between the Company and the Investor.

6.
Amendments to Apply to All Agreements. The Company and the Investor acknowledge that notwithstanding the specific amendments mentioned in Sections 1- 5 above with respect to each named Agreement, that the foregoing amendments represent a global agreement between the Company and the Investor with respect to all the Agreements and that to the extent a specific amendment to one Agreement impacts another Agreement, it shall also be deemed to amend such other Agreement in order to implement the intent of the Company and the Investor in entering into this Amendment.

7.	Liquidated Damages. The Company and the Investor acknowledge that no liquidated damages have accrued under any of the Agreements.

8.	Ratification. Except as amended hereby, the terms of the Agreements are hereby ratified and shall remain in full force and effect.

9.
Further Assurances. If so requested by the Company, the Investor shall execute amendments to the agreements with respect to the 10% Notes and 8% Note with the Company’s transfer agent with respect to the number of shares of the Company’s common stock reserved for issuance upon conversion of the 10% Notes or 8% Note or upon payment of the interest due thereon in common stock, to reflect the reduction in the maximum amount of the 10% Notes from $555,555 to $333,333.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

CLS HOLDINGS USA, INC.

By: /s/ Jeffrey I. Binder
Jeffrey I. Binder
Chief Executive Officer

OLD MAIN CAPITAL, LLC

By: /s/ Adam Long
Adam Long
President

4